Exhibit 3(i).1

                                STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                               A STOCK CORPORATION


First: The name of this Corporation is Golden Dragon Holding Co.

Second: Its registered office in the State of Delaware is to be located at 1201 Orange Street, Suite 600, in the city of Wilmington, County of new Castle, Zip Code, 19801. The registered agent in charge thereof is Agents and Corporations, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Ten Million shares (110,000,000); One Hundred Million shares (100,000,000) of which are designated as common shares, $0.0001 par value per share, and 10,000,000 of which are designated as preferred stock, $0.0001 par value, which may be subdivided into various classes or series with rights, privileges, and preferences to be hereafter determined and designated by the Board of Directors.

Fifth: The name and mailing address of the incorporator are as follows:

Name: Michael A. Littman
Mailing Address: 7609 Ralston Road
Arvada, CO  Zip Code: 80002

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of December, A.D. 2010.


                                       By: /s/ Michael A. Littman
                                           -------------------------------------
                                       Name: Michael A. Littman
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